Tactical Air Defense Services to Acquire Northrop TF5-1 Corp.

Carson City, NV- August 21, 2012 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an aerospace/defense services contractor that offers tactical aviation services, aircraft maintenance, and other aerospace/defense services to the United States and Foreign militaries, is pleased to announce that it has signed a letter of intent (the “LOI”) to acquire, as a wholly-owned subsidiary of TADF, 100% of Northrop TF5-1 Corp. (“Northrop”), a military aircraft holding company.

Northrop currently owns one Canadair CF-5 aircraft (the “CF-5”), which upon closing of the acquisition of Northrop, will be 100% owned by TADF.  In addition, as previously disclosed in a recent Form 8-K filing, through the pending acquisition of Globalease Corporation (“Globalease”), TADF will acquire lease-to-purchase agreements for two Canadair CF-5D aircraft.  TADF intends to use the three CF-5(D) aircraft in support of tactical aviation contracts for which it is bidding through its wholly owned subsidiary, AeroTech Corporation

CF-5 aircraft are supersonic fighter aircraft known to be cost effective, low-maintenance, and extremely versatile fighter jets that have been used effectively by many countries around the world as light attack strike fighters, reconnaissance platforms, and to provide a tactical support role as air-to-ground, close-air-support, training platforms or dissimilar air combat training aircraft.  The CF-5 two-seat aircraft are considered by many to be the ideal training aircraft for F-16 lead-in fighter pilot training.

Upon closing of the acquisition of Northrop, and pursuant to the terms of the LOI, TADF will purchase 100% of the outstanding shares of Northrop for consideration of 2.5 million shares of its Series C Preferred stock and a promissory note with a principle amount of $500,000, an interest rate of 12%, and a term of 1 year.  Closing of the transaction is subject to final completion of all due-diligence and documentation and approval by the board of directors of TADF, and is anticipated within thirty days.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “Through the acquisitions of Northrop and Globalease, TADF, will be able to offer three CF-5 aircraft in support of aviation contracts.  In addition to adding a valuable asset to our balance sheet, we believe the acquisitions of Northrop and Globalease will give TADF a strong competitive advantage when offering our aviation services to the U.S. and foreign militaries.”

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Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise, or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

The WSR Group

(772) 219-7525

IR@theWSRgroup.com

www.theWSRgroup.com